Exhibit 99.1

October 15, 2004

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact: Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Record Results for Third Quarter 2004

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported its best quarterly results in the Company’s 20-year history, with net income of $46.1 million on sales of $388.6 million. Shipments of 557,980 net tons is second only to first quarter 2004 shipments of 566,630 tons. EBITDA for the quarter totaled $87.1 million.

Year-to-date sales are $910.2 million, on shipments of 1,654,571 tons, for year-to-date net income of $74.2 million. Shipments are 18 percent higher than the same period in 2003, with net sales running 59 percent higher. Net income also rose significantly.

Average sales prices were up 29 percent when compared to second quarter 2004, and up 86 percent compared to third quarter 2003, indicative of steel market conditions and of higher levels of sales of ERW pipe products. Sales volumes were as follows (net tons):

	3Q04	3Q03
Hot Rolled	256,787	226,112
Cold
Rolled	53,148	55,181
Galvanized	192,725	185,006
ERW Pipe	55,320	41,384

Total	557,980	507,683

Commenting on the quarter’s results, President and CEO Masakazu Kurushima said, “As with the first half of this year, we continue to be pleased with our results. Favorable market conditions, coupled with CSI’s long-standing practice of prudent cash management, operating efficiencies, and an outstanding team of employees combine to return our best quarterly results ever.”

Liquidity continues to remain strong, as the balance under the Company’s Revolving Credit Agreement remains at zero as of September 30, 2004, with availability of more than $108 million and a cash balance of $20.6 million.

Results (in thousands) are as follows:

	Three Months Ended		Nine Month Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Billed net tons	557,980	507,683	1,654,571	1,397,305

Net sales revenue	$388,616	$191,215	$910,175	$571,618

Cost of sales	$293,612	$189,638	$742,111	$541,989

SG&A	$8,348	$5,571	$21,281	$18,934

Operating income	$86,106	$(3,990)	$146,236	$10,704

Interest expense, net	$2,308	$3,371	$8,120	$10,385

Income before tax	$78,212	$(6,911)	$125,912	$1,815

Net income	$46,111	(3,955)	$74,232	$1,429

Depreciation	$6,563	$6,898	$19,936	$21,272

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$646	$9,151	$13,004	$42,407
Investing Activities	$(2,066)	$278	$(9,228)	$(10,063)
Financing Activities	$(14,061)	$(4,878)	$(25,806)	$(23,878)

EBITDA	$87,083	$3,357	$156,123	$33,471

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

On October 14, CSI entered into option and waiver agreements with Arcelor S.A. (“Arcelor”) regarding Arcelor’s acquisition of CSI’s 4% interest in the common stock in Companhia Siderúrgica de Tubarão (“CST”). CSI and Arcelor are both shareholders in CST and are parties to the existing CST Shareholders’ Agreement governing the transfer of CST shares. Pursuant to the option agreement, Arcelor granted to CSI an option to sell and CSI granted to Arcelor an option to purchase CSI’s interest in CST. These options may be exercised during the thirty day period following the termination of the CST shareholders agreement on May 25, 2005. In the waiver agreement, CSI further agreed to waive its right of first refusal under the CST Shareholders’ Agreement.

CSI’s results for the third quarter reflect an adjustment of pretax loss of $5.3 million to the value of CSI’s interest in CST consistent with the Arcelor agreement. CST is one of CSI’s suppliers of steel slab, a relationship that both CSI and CST expect to continue following the transfer.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees. For more information, please see our website at www.californiasteel.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.